LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that I, Donald T. Mead, the undersigned, of Muscatine, Muscatine County, State of Iowa, hereby make, constitute, and appoint Jerald K. Dittmer, Tamara S. Feldman or James I. Johnson, as my true and lawful attorneys-in-fact for me and in my name, place, and stead giving to such persons full power to execute and to file with the Securities and Exchange Commission ("SEC") as my attorney-in-fact any and all SEC Forms 3, 4, or 5 required to be filed in connection with my beneficial ownership of securities of HNI Corporation (the "Company").

The rights, powers, and authority of said attorneys-in-fact herein granted shall commence and be in full force and effect as of August 2, 2004, and such rights, powers, and authority shall remain in full force and effect thereafter for so long as I am an officer of the Company and for such time thereafter as may be necessary to file any such reports.

IN WITNESS WHEREOF, the undersigned has executed this Limited Power of Attorney as of this 30th day of July, 2004.

                /s/ Donald T. Mead
                    Donald T. Mead
STATE OF IOWA                                                      )
      ) ss.
COUNTY OF MUSCATINE                                     )

On this 30th day of July, 2004, before me, a notary public in and for said state, personally appeared Donald T. Mead to me personally known who, being duly sworn, acknowledged that he had executed the foregoing instrument for purposes set forth therein.

                   /s/ Florence E. Pedersen
                                       Notary Public in and for the State of Iowa
My Commission Expires:  April 4, 2005
Commission No. 140672